Exhibit 99.1

Earnings Release

ALTICE USA REPORTS THIRD QUARTER 2022 RESULTS
Reaches 1.9 Million Fiber Passings and More Than 135K Fiber Customers

NEW YORK (November 2, 2022) - Altice USA (NYSE: ATUS) today reports results for the third quarter ended September 30, 2022.
Dexter Goei, Altice USA Executive Chairman, said: “In the third quarter, we made significant progress in delivering against our Optimum Fiber broadband strategy. We saw a further acceleration in our fiber network deployment, achieving our highest ever level of incremental fiber passings and now reaching 1.9 million total fiber passings. With fiber broadband net additions of 31k, we reached 135k fiber customers at the end of the quarter. Our multi-gig speed tiers continued to roll out across our Optimum Fiber footprint, offering faster fiber speeds to more customers across the Tri-State. While we are operating in a very competitive environment and are starting to see some macroeconomic pressures across our business, we are confident that we have the right strategy to return to sustainable growth. We are very pleased to welcome Dennis Mathew as our new CEO and have the utmost confidence in him to build on our current momentum and deliver on our growth plan.”

Dennis Mathew, Altice USA Chief Executive Officer, said: "I am delighted to join Altice USA and see enormous potential for the company. In my first 30 days, I have been extremely impressed with Altice’s leadership team and the passion, energy, and dedication of our thousands of employees across our connectivity, news, and advertising businesses. Looking ahead, we remain laser focused on executing against our fiber broadband strategy, laying the foundation to provide the best products and customer experience for the long term, as well as providing viewers and customers with the best news and advertising solutions in the marketplace.”

Key Financial Highlights
•Total Revenue declined -7.0% YoY in Q3 2022 to $2.39 billion (-4.3% excluding air strand revenue(1)), including Residential revenue decline of -4.4% YoY, Business Services revenue decline of -16.8% YoY (+0.1% excluding air strand revenue(1)) and News & Advertising revenue decline of -16.1% YoY.
•Net income attributable to stockholders was $85.0 million in Q3 2022 ($0.19/share on a diluted basis) compared to net income of $266.9 million in Q3 2021 ($0.58/share on a diluted basis).
•Net cash flows from operating activities were $629.2 million in Q3 2022, compared to $698.3 million in Q3 2021.
•Adjusted EBITDA(2) declined -18.1% YoY in Q3 2022 to $954.4 million (-12.7% excluding air strand revenue(1)) with a margin of 39.9%.
•Cash capital expenditures of $493.6 million in Q3 2022 represented 20.6% of revenue and were up 59.6% YoY mainly driven by accelerated fiber-to-the-home (FTTH) rollout and new builds (10.5% of revenue excluding FTTH and new builds).
•Operating Free Cash Flow(2) decreased -46.1% YoY to $460.8 million in Q3 2022.
•Free Cash Flow(2) decreased -65.2% YoY to $135.6 million in Q3 2022.

Q3-22 Summary Financials	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Revenue	$2,393,552	$2,574,882	$7,278,463	$7,569,711
Net income attributable to Altice USA, Inc. stockholders	84,951	266,853	387,676	738,649
Adjusted EBITDA(2)	954,390	1,164,804	2,953,188	3,344,211
Capital Expenditures (cash)	493,559	309,172	1,371,056	845,067

Earnings Release

Revenue Growth and Adjusted EBITDA Detail	Q3-22

Total Revenue YoY	(7.0)%
excl. air strand revenue(1)	(4.3)%

Residential Revenue YoY	(4.4)%

Business Services Revenue YoY	(16.8)%
excl. air strand revenue(1)	+0.1%

News & Advertising Revenue YoY	(16.1)%

Adjusted EBITDA YoY	(18.1)%
excl. air strand revenue(1)	(12.7)%
Adjusted EBITDA Margin	39.9%

Residential unique customer relationships(3), broadband subscribers and organic net additions (losses)(4)
Subscribers (in thousands)	Q1-21	Q2-21(5)	Q3-21	Q4-21	FY-21(5)	Q1-22	Q2-22	Q3-22
Residential ending customer relationships	4,647.4	4,670.7	4,646.0	4,632.8	4,632.8	4,612.1	4,564.2	4,514.7
Residential customer organic net losses	(1.0)	(11.9)	(24.7)	(13.2)	(50.8)	(20.7)	(47.9)	(49.5)
Broadband ending subscribers	4,370.8	4,401.3	4,388.1	4,386.2	4,386.2	4,373.2	4,333.6	4,290.6
Broadband organic net additions (losses)	11.5	0.2	(13.1)	(1.9)	(3.3)	(13.0)	(39.6)	(43.0)
Key Operational Highlights
•Fiber Broadband Primary Service Units (PSUs): Quarterly FTTH broadband net additions were +31k in Q3 2022, more than double the growth compared to Q3 2021 (+12k), driven by both higher fiber gross additions and increased migrations of existing customers. Total fiber broadband customers reached 135k as of the end of Q3 2022.
•Total unique Residential customer relationships declined -2.8% YoY in Q3 2022. Unique Residential customer net losses in the quarter were -50k, compared to -25k in Q3 2021.
•Residential Broadband PSUs: Quarterly total Residential broadband net losses were -43k in Q3 2022, compared to -13k broadband net losses in Q3 2021.
•Residential Video PSUs: Quarterly video net losses were -82k in Q3 2022, compared to -67k video net losses in Q3 2021.
•Residential revenue declined -4.4% YoY in Q3 2022 to $1.88 billion:
▪Residential revenue per customer relationship in Q3 2022 declined -1.9% YoY to $138.12, mostly due to the loss of higher ARPU video customers.
•Business Services revenue of $366.6 million was down -16.8% YoY in Q3 2022 due to the early termination of a backhaul contract for air strands which resulted in the recognition of deferred revenue and termination fees over the amended term in the prior year period. Excluding air strand revenue in the prior period, Business Services revenue grew +0.1% YoY(1). SMB / Other revenue was down -21.6% YoY in Q3 2022, or down -0.1% YoY excluding air strand revenue(1). Lightpath revenue grew +0.5% YoY in Q3 2022.
•News and Advertising revenue was down -16.1% YoY to $120.5 million in Q3 2022, or down -20.7% YoY excluding political revenue.
•Optimum Mobile has approximately 236k mobile lines(6) as of September 30, 2022 (+5k net additions in Q3 2022), reaching 5.5% penetration of the Company's residential broadband customer base.

Earnings Release

Fiber Rollout, Launch of Multi-Gig Fiber Internet and Network Expansion Update
•Fiber (FTTH) rollout update: As of Q3 2022, the Company has 1.9 million FTTH passings, adding +321k new FTTH passings in the quarter, representing the highest number of quarterly incremental passings to date (vs. +44k new passings in Q3 2021, and +270k new passings in Q2 2022).
•Rollout of Optimum 5 Gig and 2 Gig Fiber Internet service: The Company recently introduced Optimum 5 Gbps (5 Gig) Fiber Internet, with symmetrical speeds up to 5 Gig. In addition to the new 5 Gig internet speed tier, the Company also introduced Optimum 2 Gbps (2 Gig) Fiber Internet. The new 5 Gig and 2 Gig Optimum Fiber Internet tiers are now available across Long Island and Connecticut in our fiber footprint. At the end of Q3 2022, 41% of the Company’s fiber passings had multi-gig speeds available and all of the Company’s fiber passings are expected to be multi-gig enabled by Q1 2023.
•1 Gbps (1 Gig) broadband speed sell-in to all new customers, where 1 Gig or higher services are available, was 35% in Q3 2022. Approximately 19% of the residential customer base currently take 1 Gig speeds, representing a significant growth opportunity for the Company.
•Broadband speed taken by the Company’s customer base on average has nearly doubled in the past three years to 391 Mbps in Q3 2022. Approximately 42% of the Company’s broadband customers remain on plans with download speeds of 200 Mbps or less, representing a sizable opportunity to continue to upgrade speeds. Broadband-only customer usage averaged 576 GB per month in Q3 2022, which is 23% higher than the average usage of the entire customer base (467 GB per month).
•New build activity update: the Company has been accelerating the pace of its network edge-outs, adding +52k total passings in Q3 2022, and a total of +202k total passings in the last twelve months (LTM). The Company continues to see strong momentum in growing customer penetration, typically reaching approximately 40% within a year of rollout in new-build areas. The Company is on track to add an incremental 175k+ new passings in FY 2022.
•Infrastructure subsidies update: the Company has applied for subsidies for rolling out FTTH to over 222k homes and has been awarded subsidy grants for a total of 35k homes year-to-date, totaling $44 million. These subsidy grants will enable the Company to bring high speed broadband connectivity to unserved and underserved communities in Arizona, Louisiana, West Virginia, and North Carolina.
FY 2022 Capex Guidance Reiterated
•The Company expects to continue to accelerate investments in key growth initiatives, reiterating cash capex guidance of approximately $1.7 billion to $1.8 billion in FY 2022.
Additional Highlights and Announcements
Altice USA Appoints Dennis Mathew Chief Executive Officer; Names Dexter Goei Executive Chairman of the Board
Altice USA announced that its Board of Directors appointed Dennis Mathew to the position of Chief Executive Officer, effective October 3, 2022. Mr. Mathew assumed the CEO role from Dexter Goei who was named Executive Chairman of the Board of Directors, also effective October 3, 2022. Altice USA Founder Patrick Drahi remains a Director of the Board.

Optimum’s Retail Expansion Continues in Texas, New Jersey, and West Virginia
Optimum recently announced the opening of new retail stores in Texas (Abilene, Midland, and Lake Conroe, Prosper, a second location in Georgetown, and a second location in Tyler), New Jersey (Bayonne, Edison), and West Virginia (Parkersburg).

Earnings Release

Balance Sheet Review
As of September 30, 2022:
•Net debt for CSC Holdings, LLC Restricted Group was $22,710 million at the end of Q3 2022(7), representing net leverage of 6.0x Adjusted EBITDA on a LTM basis, or 6.2x Adjusted EBITDA on a Last 2 Quarters Annualized (L2QA) basis. The weighted average cost of debt for CSC Holdings, LLC Restricted Group was 5.1% as of the end of Q3 2022 and the weighted average life was 5.8 years. The Company expects to return to a leverage target of 4.5x to 5.0x net debt / Adjusted EBITDA on a L2QA basis for its CSC Holdings, LLC debt silo over time.
•Net debt for Cablevision Lightpath LLC was $1,362 million at the end of Q3 2022(7), representing net leverage of 6.2x LTM (6.0x L2QA). The weighted average cost of debt for Cablevision Lightpath LLC was 5.1% as of the end of Q3 2022 and the weighted average life was 5.3 years.
•Consolidated net debt for Altice USA was $24,037 million(7), representing consolidated net leverage of 6.0x LTM (6.1x L2QA at the end of Q3 2022).
Shares Outstanding
As of September 30, 2022, the Company had 454,668,428 combined Class A and Class B shares outstanding.

Earnings Release

Altice USA Consolidated Operating Results (In thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Broadband	$981,842	$989,410	$2,970,039	$2,952,136
Video	816,001	877,422	2,499,437	2,675,861
Telephony	83,097	99,943	252,952	310,298
Residential revenue	1,880,940	1,966,775	5,722,428	5,938,295
Business services and wholesale	366,554	440,813	1,105,579	1,180,039
News and Advertising	120,522	143,625	368,447	380,462
Mobile	22,837	20,456	73,312	60,355
Other	2,699	3,213	8,697	10,560
Total revenue	2,393,552	2,574,882	7,278,463	7,569,711
Operating expenses:
Programming and other direct costs	782,121	843,909	2,429,925	2,545,645
Other operating expenses	694,390	590,519	2,009,760	1,760,132
Restructuring and other expense	4,007	1,885	10,058	10,958
Depreciation and amortization (including impairments)	445,769	447,958	1,327,243	1,327,142
Operating income	467,265	690,611	1,501,477	1,925,834
Other income (expense):
Interest expense, net	(340,989)	(319,001)	(954,564)	(954,684)
Gain (loss) on investments	(425,686)	(46,821)	(902,060)	151,651
Gain (loss) on derivative contracts, net	323,668	43,385	643,856	(109,020)
Gain on interest rate swap contracts	105,945	5,521	268,960	59,600
Loss on extinguishment of debt and write-off of deferred financing costs	—	—	—	(51,712)
Other income, net	3,245	2,280	8,196	7,606
Income before income taxes	133,448	375,975	565,865	1,029,275
Income tax expense	(35,827)	(105,226)	(152,563)	(279,053)
Net income	97,621	270,749	413,302	750,222
Net income attributable to noncontrolling interests	(12,670)	(3,896)	(25,626)	(11,573)
Net income attributable to Altice USA stockholders	$84,951	$266,853	$387,676	$738,649
Basic net income per share	$0.19	$0.59	$0.86	$1.61
Diluted net income per share	$0.19	$0.58	$0.86	$1.59
Basic weighted average common shares	453,239	454,049	453,233	460,023
Diluted weighted average common shares	453,390	457,163	453,284	465,349

Earnings Release

Altice USA Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$413,302	$750,222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including impairments)	1,327,243	1,327,142
Loss (gain) on investments	902,060	(151,651)
Loss (gain) on derivative contracts, net	(643,856)	109,020
Loss on extinguishment of debt and write-off of deferred financing costs	—	51,712
Amortization of deferred financing costs and discounts (premiums) on indebtedness	61,447	69,176
Share-based compensation expense	114,410	80,277
Deferred income taxes	(89,240)	97,046
Decrease in right-of-use assets	33,315	32,694
Provision for doubtful accounts	65,281	46,448
Other	(492)	1,434
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	389	(35,077)
Prepaid expenses and other assets	15,730	33,381
Amounts due from and due to affiliates	(1,732)	12,804
Accounts payable and accrued liabilities	17,776	(121,503)
Deferred revenue	(5,508)	(24,829)
Liabilities related to interest rate swap contracts	(304,409)	(100,817)
Net cash provided by operating activities	1,905,716	2,177,479
Cash flows from investing activities:
Capital expenditures	(1,371,056)	(845,067)
Payment for acquisitions, net of cash acquired	(2,060)	(340,444)
Other, net	(2,985)	(2,285)
Net cash used in investing activities	(1,376,101)	(1,187,796)
Cash flows from financing activities:
Proceeds from long-term debt	1,565,000	3,310,000
Repayment of debt	(1,942,428)	(3,483,026)
Proceeds from collateralized indebtedness and related derivative contracts, net	—	185,105
Repayment of collateralized indebtedness and related derivative contracts, net	—	(185,105)
Principal payments on finance lease obligations	(97,165)	(60,257)
Purchase of shares of Altice USA Class A common stock, pursuant to a share repurchase program	—	(804,928)
Other	(207)	2,698
Net cash used in financing activities	(474,800)	(1,035,513)
Net increase (decrease) in cash and cash equivalents	54,815	(45,830)
Effect of exchange rate changes on cash and cash equivalents	51	(140)
Net increase (decrease) in cash and cash equivalents	54,866	(45,970)
Cash, cash equivalents and restricted cash at beginning of year	195,975	278,686
Cash, cash equivalents and restricted cash at end of period	$250,841	$232,716

Earnings Release

Reconciliation of Non-GAAP Financial Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense, net, depreciation and amortization (including impairments), share-based compensation expense, restructuring expense, and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are two of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

Earnings Release

Reconciliation of net income to Adjusted EBITDA and Operating Free Cash Flow (unaudited):

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net income	$97,621	$270,749	$413,302	$750,222
Income tax expense	35,827	105,226	152,563	279,053
Other income, net	(3,245)	(2,280)	(8,196)	(7,606)
Gain on interest rate swap contracts, net	(105,945)	(5,521)	(268,960)	(59,600)
Loss (gain) on derivative contracts, net	(323,668)	(43,385)	(643,856)	109,020
Loss (gain) on investments	425,686	46,821	902,060	(151,651)
Loss on extinguishment of debt and write-off of deferred financing costs	—	—	—	51,712
Interest expense, net	340,989	319,001	954,564	954,684
Depreciation and amortization (including impairments)	445,769	447,958	1,327,243	1,327,142
Restructuring and other expense	4,007	1,885	10,058	10,958
Share-based compensation	37,349	24,350	114,410	80,277
Adjusted EBITDA	954,390	1,164,804	2,953,188	3,344,211
Capital Expenditures (cash)	493,559	309,172	1,371,056	845,067
Operating Free Cash Flow	$460,831	$855,632	$1,582,132	$2,499,144

Reconciliation of net cash flow from operating activities to Free Cash Flow (unaudited):

Net cash flows from operating activities	$629,162	$698,314	$1,905,716	$2,177,479
Capital Expenditures (cash)	493,559	309,172	1,371,056	845,067
Free Cash Flow	$135,603	$389,142	$534,660	$1,332,412

Customer Metrics(10) (in thousands, except per customer amounts)

	Q1-21	Q2-21(5)	Q3-21	Q4-21	FY-21(5)	Q1-22	Q2-22	Q3-22
Total Passings(8)	9,067.6	9,195.1	9,212.5	9,263.3	9,263.3	9,304.9	9,363.1	9,414.9
Residential	4,647.4	4,670.7	4,646.0	4,632.8	4,632.8	4,612.1	4,564.2	4,514.7
SMB	375.8	380.7	381.6	381.9	381.9	382.9	383.1	382.5
Total Unique Customer Relationships(3)	5,023.2	5,051.4	5,027.6	5,014.7	5,014.7	4,995.0	4,947.3	4,897.2
Residential Customers:
Broadband	4,370.8	4,401.3	4,388.1	4,386.2	4,386.2	4,373.2	4,333.6	4,290.6
Video	2,906.6	2,870.5	2,803.0	2,732.3	2,732.3	2,658.7	2,574.2	2,491.8
Telephony	2,161.2	2,118.4	2,057.1	2,005.2	2,005.2	1,951.5	1,886.9	1,818.9
Residential ARPU ($)(9)	142.24	142.24	140.73	137.79	141.08	137.92	140.13	138.12

Fiber (FTTH) Customer Metrics (in thousands)

	Q1-21	Q2-21	Q3-21	Q4-21	FY-21	Q1-22	Q2-22	Q3-22
FTTH Total Passings(10)	921.4	982.5	1,026.6	1,171.0	1,171.0	1,316.6	1,587.1	1,908.2
FTTH Total customer relationships(11)(12)	35.9	47.3	58.9	69.7	69.7	81.0	104.4	135.3
FTTH Residential	35.9	47.3	58.7	69.3	69.3	80.4	103.7	134.2
FTTH SMB	0.0	0.1	0.2	0.3	0.3	0.6	0.7	1.2

Earnings Release

Consolidated Net Debt as of September 30, 2022

CSC Holdings, LLC Restricted Group (in $m)	Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$1,300	S+2.350%	2027
Term Loan	2,843	L+2.250%	2025
Term Loan B-3	1,230	L+2.250%	2026
Term Loan B-5	2,925	L+2.500%	2027
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Guaranteed Notes	1,500	4.500%	2031
Senior Notes	750	5.250%	2024
Senior Notes	1,046	7.500%	2028
Legacy unexchanged Cequel Notes	4	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Senior Notes	500	5.000%	2031
CSC Holdings, LLC Restricted Group Gross Debt	22,833
CSC Holdings, LLC Restricted Group Cash	(123)
CSC Holdings, LLC Restricted Group Net Debt	$22,710

CSC Holdings, LLC Restricted Group Undrawn RCF	$1,043

Cablevision Lightpath LLC (in $m)	Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$—	L+3.250%	2025
Term Loan	590	L+3.250%	2027
Senior Secured Notes	450	3.875%	2027
Senior Notes	415	5.625%	2028
Cablevision Lightpath Gross Debt	1,455
Cablevision Lightpath Cash	(92)
Cablevision Lightpath Net Debt	$1,362

Cablevision Lightpath Undrawn RCF	$100

Earnings Release

Net Leverage Schedules as of September 30, 2022 (in $m)

	CSC Holdings Restricted Group(14)	Cablevision Lightpath LLC	CSC Holdings Consolidated(15)	Altice USA Consolidated

Gross Debt Consolidated(13)	$22,833	$1,455	$24,287	$24,287
Cash	(123)	(92)	(248)	(251)
Net Debt Consolidated	$22,710	$1,362	$24,039	$24,037
LTM EBITDA	$3,808	$220	$4,036	$4,036
L2QA EBITDA	$3,686	$228	$3,923	$3,923
Net Leverage (LTM)	6.0x	6.2x	6.0x	6.0x
Net Leverage (L2QA)	6.2x	6.0x	6.1x	6.1x
WACD (%)	5.1%	5.1%	5.1%	5.1%

Reconciliation to Financial Reported Debt
Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$24,247
Unamortized financing costs and discounts, net of unamortized premiums	13
Fair value adjustments	27
Gross Debt Consolidated(13)	24,287
Finance leases and other notes	369
Total Debt	24,656
Cash	(251)
Net Debt	$24,405

Earnings Release

(1)Excludes all air strand revenue and related costs from Business Services for all periods.
(2)See “Reconciliation of Non-GAAP Financial Measures” on page 7 of this release.
(3)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of the Company’s fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our hybrid-fiber-coaxial (HFC) and fiber-to-the-home (FTTH) network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(4)Customer metrics do not include Optimum Mobile customers.
(5)Since Q2-21, figures include Morris Broadband, LLC acquired subscribers.
(6)Mobile lines includes approximately 33.4k lines receiving free service.
(7)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes and collateralized debt.
(8)Total passings represents the estimated number of single residence homes, apartments and condominium units passed by the HFC and FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our HFC and FTTH network. Broadband services were not available to approximately 30 thousand total passings and telephony services were not available to approximately 500 thousand total passings. Total passings include approximately 89k total passings acquired in the Morris Broadband acquisition in Q2-21.
(9)ARPU is calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period.
(10)Represents the estimated number of single residence homes, apartments and condominium units passed by the FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our FTTH network.
(11)Represents number of households/businesses that receive at least one of the Company's fixed-line services on our FTTH network.
(12)FTTH customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(13)Principal amount of debt excluding finance leases and other notes and collateralized debt.
(14)CSC Holdings, LLC Restricted Group excludes the unrestricted subsidiaries, primarily Cablevision Lightpath LLC and NY Interconnect, LLC.
(15)CSC Holdings Consolidated includes the CSC Holdings, LLC Restricted Group and the unrestricted subsidiaries.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Sarah Freedman: +1 631 660 8714 / sarah.freedman@alticeusa.com

Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com
Janet Meahan: +1 516 519 2353 / janet.meahan@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to nearly 5.0 million residential and business customers across 21 states through its Optimum brand. The Company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar News and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this earnings release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, objectives, prospects, capital expenditure plans, fiber deployment and network expansion and upgrade plans, distribution channel expansion plans and leverage targets; our ability to achieve operational performance improvements; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “should”, “target”, or “will” or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this earnings release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent reports on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.